EXHIBIT 4.1

THOMSON REUTERS
U.S. EMPLOYEE STOCK PURCHASE PLAN
(As of March 6, 2013)

Section 1.	Purpose of Plan.

This U.S. Employee Stock Purchase Plan (the “Plan”) has been adopted by the Company in order to provide eligible Employees of Designated Subsidiaries of the Company with an opportunity to purchase Common Shares. The Plan has been established as a means of further aligning the interests of Employees with those of the Company’s shareholders. Prior to April 1, 2008, the Plan was intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  Effective for Offering Periods that commence on or after April 1, 2008, the Plan is not intended to so comply and has been amended as provided herein accordingly.

Section 2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

“Administrator” means the Board, or if and to the extent the Board delegates administration of the Plan, the Committee or its designees in accordance with Section 12 below.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means a day on which the New York Stock Exchange (or, if appropriate, any other exchange that is used to determine Fair Market Value) is open for trading.

“Code” shall have the meaning set forth in Section 1, including all regulations thereunder.

 “Committee” shall mean the Human Resources Committee appointed by the Board (or any successor committee of the Board or subcommittee established by the committee) or person or group of persons to whom such committee has delegated any or all of its powers to administer the Plan and to perform the functions set forth herein.

“Common Shares” shall mean common shares in the capital of Thomson Reuters Corporation, and shall include all shares or other securities issued in substitution for the Common Shares, as provided for in Section 17.

“Company” shall mean Thomson Reuters Corporation and its successors.

“Compensation” shall mean the total compensation paid to an Employee, including all salary, wages, commissions, overtime pay and other remuneration paid directly to the Employee, but excluding referral and hiring bonuses, incentive bonuses, profit sharing, deferred compensation, the cost of employee benefits paid for by Thomson Reuters, education, tuition or other similar reimbursements, imputed income arising under any Thomson Reuters group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options or other equity-based awards, contributions made by Thomson Reuters under any employee benefit plan, and similar items of compensation.

“Continuous Status as an Employee” shall mean the employment relationship with the Company or a Designated Subsidiary is not interrupted or terminated.  Continuous Status as an Employee shall not be considered interrupted in the case of (i) a leave of absence agreed to in writing by the Company or a Designated Subsidiary, as appropriate; provided, however, that (x) such leave is for a period of not more than ninety (90) days or (y) reemployment with the Company or a Designated Subsidiary, as appropriate, is guaranteed by contract or statute upon expiration of such leave or (ii) transfers between locations or businesses of the Company or its Designated Subsidiaries.

“Corporate Transaction” shall mean a proposed sale or conveyance of all or substantially all of the property and assets of the Company or any proposed merger, consolidation, amalgamation or offer to acquire all or any portion of the outstanding Common Shares or other transaction of a like nature.

“Designated Subsidiary” shall mean a Subsidiary incorporated or formed under the laws of a state of the United States that has been designated by the Administrator from time to time in its sole discretion as having Employees eligible to participate in the Plan.

“Employee” shall mean any person who is customarily employed for twenty (20) or more hours per week by a Designated Subsidiary. Notwithstanding the foregoing, from time to time, the Committee may establish different eligibility standards for employees of Designated Subsidiaries.

 “Enrollment Date” shall mean the first Trading Day of each Offering Period.

“ESPP Broker” shall have the meaning set forth in Section 8 hereof.

“ESPP Share Account” shall have the meaning set forth in Section 8 hereof.

“Fair Market Value” shall mean, as of a particular date, the closing price in U.S. dollars of a Common Share on the New York Stock Exchange, provided, however, that (i) if the Common Shares are not traded on the New York Stock Exchange or (ii) if in the discretion of the Administrator, such exchange does not reflect the fair market value of the Common Shares, then “Fair Market Value” shall mean the closing price in the applicable trading currency of a Common Share on the other primary trading market for the Common Shares, which as of the date of this Plan is the Toronto Stock Exchange, such closing price to be converted into U.S. dollars or other applicable currency (based on the mid-market noon spot rate for exchange on the immediately preceding Business Day), in each case using such closing price reported in such source as the Administrator deems to be reliable.  If the Common Shares are not traded on the New York Stock Exchange or on any other trading market, the value of a Common Share as of a particular date shall be determined by the Administrator in its sole discretion in good faith.

“New Purchase Date” shall have the meaning set forth in Section 17 hereof.

“Offering Period” shall mean a period as described in Section 4 hereof.

“Participant” shall mean an Employee who elects to participate in the Plan pursuant to Section 5 hereof.

“Plan” shall have the meaning set forth in Section 1 hereof, as amended, including any supplements, schedules, guidelines, rules and regulations adopted by the Administrator from time to time.

“Purchase Date” shall mean the last Trading Day of each Offering Period.

“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a Common Share on the Purchase Date.

“Subsidiary” shall mean any corporation of which not less than 50% of the total combined voting power of all classes of stock is held directly or indirectly by the Company, whether or not such corporation now exists or is hereafter organized or acquired directly or indirectly by the Company. “Subsidiary” also means an unincorporated business entity, such as a limited liability company or partnership, in which the Company holds directly or indirectly not less than 50% of the total combined voting power with respect to all classes of equity ownership of such entity, whether or not such unincorporated business entity now exists or is hereafter organized or acquired directly or indirectly by the Company.

“Thomson Reuters” shall mean Thomson Reuters Corporation and its Subsidiaries or any one of them, as the context requires.

“Trading Day” shall mean a day on which the New York Stock Exchange (or, if appropriate, any other exchange that is used to determine Fair Market Value) is open for trading.

Section 3.	Eligibility.

(a)           Subject to the limitations set forth in Section 3(b) hereof, any person who is an Employee as of the Enrollment Date of a given Offering Period shall be eligible to participate in the Plan in accordance with Section 5 hereof and shall be granted an option for the Offering Period commencing on such Enrollment Date.

(b)           Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan to the extent that (i) such Employee (or any other person whose stock would be attributed to such Employee), immediately after the option is granted, would own Common Shares and/or hold outstanding options to purchase Common Shares representing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any Subsidiary or (ii) such grant would permit such Employee’s right to purchase Common Shares under all employee stock purchase plans of Thomson Reuters to accrue at a rate that exceeds twenty-five thousand U.S. dollars (US$25,000) of Fair Market Value of such Common Shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding.  Any amounts received from an Employee that cannot be used to purchase Common Shares as a result of this limitation shall be returned as soon as reasonably practicable to the Employee without interest.

Section 4.	Offering Periods.

The Plan shall be implemented by a series of consecutive three-month Offering Periods, with a new Offering Period commencing on the first Trading Day on or after the first day of each calendar quarter (beginning October 1, 2009), or at such other time or times as may be determined by the Administrator, and ending on the last Trading Day on or before the end of each calendar quarter, or at such other time or times as may be determined by the Administrator.  The Plan shall continue until terminated in accordance with Section 18 hereof.  Subject to Section 18 hereof, the Administrator shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings and shall use its reasonable efforts to notify Employees of any such change at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.  In no event shall any option granted hereunder be exercisable more than twenty-seven (27) months from its date of grant. Notwithstanding the foregoing, with respect to any Employee, options granted hereunder may not be exercisable later than March 15 of the year following the year in which any such Employee becomes vested in any such option.

Section 5.	Enrollment; Participation.

(a)           On each Enrollment Date, the Company shall commence an offering by granting each eligible Employee who has elected to participate in such Offering Period pursuant to Section 5(b) hereof an option to purchase on the Purchase Date of such Offering Period up to a number of Common Shares determined by dividing each Employee’s payroll deductions accumulated prior to such Purchase Date and credited to the Participant’s account under the Plan as of such Purchase Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 11 hereof.  Exercise of the option shall occur as provided in Section 7 hereof, unless the Participant has withdrawn his or her payroll deductions pursuant to Section 9.  The option with respect to an Offering Period shall expire on the Purchase Date with respect to such Offering Period or the withdrawal date, if earlier.

(b)          An Employee may (subject to the limitations set forth in Section 3(b)) elect to become a Participant in the Plan by properly enrolling in accordance with such procedures as may be specified by the Company, authorizing the Company or a Designated Subsidiary to make payroll deductions (as set forth in Section 6 hereof) more than five (5) business days prior to the applicable Enrollment Date unless a later time for enrollment is set by the Company or the Administrator for all Employees.  Unless a Participant, by giving written notice (or by such other means or other notice as may from time to time be prescribed by the Administrator) to the Company or a Designated Subsidiary, as applicable, elects not to participate with respect to any subsequent Offering Period, the Participant shall be deemed to have accepted each new offer and to have authorized payroll deductions in respect thereof during each subsequent Offering Period.

Section 6.	Payroll Deductions.

(a)           An Employee may, in accordance with rules and procedures adopted by the Administrator and subject to the limitation set forth in Section 3(b) hereof, authorize payroll deductions in amounts which are not less than one percent (1%) and not more than ten percent (10%) of such Employee’s Compensation on each payday occurring during an Offering Period (or such other maximum percentage as the Administrator may establish from time to time before an Offering Period).  Payroll deductions shall commence on the first payroll paid following the Enrollment Date (but if such date is not administratively practicable, by the second payroll paid following the Enrollment Date), and shall end (as is administratively practicable) on the last payroll paid prior to or on the Purchase Date of the Offering Period to which the enrollment is applicable, unless earlier terminated by the Participant’s withdrawal from the Plan or termination of the Participant’s Continuous Status as an Employee as provided in Section 9.  A Participant may decrease or increase his or her rate of payroll deductions or may suspend payroll deductions at any such time during an Offering Period as may be determined and communicated to Participants by the Company or the Administrator prior to the commencement of an Offering Period; provided, however, that the Participant shall be required to provide the Administrator with written notice (or such other means or other notice as may from time to time be prescribed by the Administrator) of any such decrease, increase or suspension.  The change in rate or suspension of payroll deductions, as the case may be, shall be effective as soon as administratively possible, but in no event later than the first full payroll period commencing five (5) or more business days after the Administrator’s receipt of notice from the Participant.

(b)           All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan and shall be withheld in whole percentages only.  A Participant may not make any payments into such account except payments made through payroll deductions as provided in the Plan. Crediting to the Participant’s account shall occur as soon as it is administratively reasonable after the deductions are withheld from the Employee’s Compensation.

(c)           Notwithstanding the foregoing, to the extent necessary to comply Section 3(b) hereof, a Participant’s rate of payroll deductions may be decreased by the Company to zero percent (0%) at any time during an Offering Period.  Payroll deductions shall recommence at the rate provided for by the Participant as part of his or her enrollment at the beginning of the first Offering Period which is scheduled to commence in the following calendar year, unless a Participant increases or decreases the rate of, or suspends, his or her payroll deductions as provided in Section 6(a) hereof, or terminates his or her participation in the Plan as provided in Section 9.

Section 7.	Purchase of Common Shares.

Except for Participants who have withdrawn from the Plan as provided in Section 9 hereof, all Participants’ elections to purchase Common Shares shall be exercised automatically on each Purchase Date, and the maximum number of whole Common Shares subject to the option shall be acquired on behalf of and allocated to each Participant at the applicable Purchase Price with the accumulated payroll deductions credited to each Participant’s account as of the Purchase Date (subject to such limitations as set forth in the Plan).  No fractional Common Shares may be purchased hereunder but notional fractional Common Shares will be allocated to a Participant’s account. Any notional fractional Common Shares allocated to a Participant’s account following the purchase of Common Shares on any Purchase Date shall be retained in the Participant’s account to be aggregated with other notional fractional Common Shares on future Purchase Dates, subject to earlier withdrawal by the Participant as provided in Section 9 hereof.  During a Participant’s lifetime, a Participant’s option to purchase Common Shares hereunder is exercisable only by the Participant.

Section 8.	Delivery of Common Shares; Withdrawal or Sale of Common Shares; Dividends.

(a)           As promptly as practicable after receiving written notice from a Participant, the Company shall arrange for the delivery to each Participant, as appropriate, of a certificate representing the whole Common Shares purchased upon exercise of his or her option and cash in respect of any notional fractional Common Shares allocated to the Participant’s account.  Alternatively, other evidence of ownership of the Common Shares will be sent to the Participant if the Common Shares are to be held in book-entry form. Notwithstanding the foregoing, the Administrator may require that all Common Shares purchased under the Plan be held in an account (an “ESPP Share Account”) established in the name of the Participant (or in the name of the Participant and his or her spouse or domestic partner, as designated by the Participant to the Administrator), subject to such rules as determined by the Administrator and uniformly applied to all Participants, including designation of a brokerage or other financial services firm (an “ESPP Broker”) to hold such Common Shares for the Participant’s ESPP Share Account with registration of such Common Shares in the name of such ESPP Broker for the benefit of the Participant (or for the benefit of the Participant and his or her spouse or domestic partner, as designated by the Participant to the Administrator).

(b)           Each ESPP Share Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Common Shares held in an ESPP Share Account under the Plan shall be automatically reinvested in Common Shares unless the Participant notifies the Administrator that its dividends are to be paid to the Participant (net of any withholding taxes).  Any share dividend or other distribution made to the holders of Common Shares will be credited to and held in the Participant’s ESPP Share Account. The Administrator shall have the right at any time or from time to time upon notice to Participants to change the default dividend reinvestment policy.

Section 9.	Voluntary Withdrawal; Termination of Employment.

(a)           A Participant may withdraw all, but not less than all, of the payroll deductions credited to such Participant’s account (that have not been used to purchase Common Shares) under the Plan by giving written notice to the Administrator or communicating with the Administrator in such other manner as the Company or the Administrator may authorize at least ten (10) business days prior to the Purchase Date of the Offering Period in which the withdrawal occurs.  Withdrawal of payroll deductions shall be deemed to be a withdrawal from the Plan.  All of the payroll deductions credited to such Participant’s account (that have not been used to purchase Common Shares) shall be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal, and such Participant’s eligibility to participate in the Plan for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Common Shares shall be made for such Participant during such Offering Period.  If a Participant withdraws from an Offering Period, payroll deductions for such Participant shall not resume at the beginning of the succeeding Offering Period unless the Participant timely re-enrolls in the Plan in accordance with the provisions of Section 5 hereof.  A Participant’s withdrawal from an Offering Period shall not have any effect upon a Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after termination of the Offering Period from which the Participant withdraws.

(b)           Upon termination of a Participant’s Continuous Status as an Employee prior to a Purchase Date of an Offering Period for any reason, including a Participant’s voluntary or involuntary termination, retirement or death, all the payroll deductions credited to such Participant’s account (that have not been used to purchase Common Shares) shall be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 13 hereof, and such Participant’s option shall be automatically terminated.  Such termination shall be deemed a withdrawal from the Plan.

(c)           In the event an Employee fails to remain in Continuous Status as an Employee of a Designated Subsidiary for at least twenty (20) hours per week during the Offering Period in which the Employee is a Participant, unless such Employee is on an approved leave of absence or a temporary reduction of hours, he or she will be deemed to have elected to withdraw from the Plan and the contributions credited to his or her account will be returned to him or her and his or her option terminated.

Section 10.	Interest.

No interest shall accrue on or be payable by the Company or a Designated Subsidiary with respect to the payroll deductions of a Participant in the Plan.

Section 11.	Common Shares Subject to Plan.

(a)           Subject to adjustment as provided in Section 17 hereof, the maximum aggregate number of Shares which shall be reserved for sale and issued under the Plan shall be 15,000,000 Common Shares. The Common Shares may consist, in whole or in part, of authorized and unissued Common Shares issued from treasury, Common Shares purchased on the open market, Common Shares purchased on a private placement basis or a combination thereof. If an outstanding option expires or is terminated pursuant to the Plan, the Common Shares allocable to the unexercised portion of the option shall again be available for issuance under the Plan. If the total number of Common Shares which would otherwise be subject to options granted pursuant to Section 3(a) hereof on an Enrollment Date exceeds the number of Common Shares then available under the Plan (after deduction of all Common Shares for which options have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the Common Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable.  In such event, the Administrator shall notify Participants of such reduction in the number of Common Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

(b)           No Participant shall have rights as a shareholder of the Company, including voting rights, with respect to any option granted hereunder until the date on which the option is exercised and such Common Shares have been purchased by the Participant in accordance with Section 7 hereof.

(c)           Common Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse or domestic partner, as designated by the Participant to the Administrator; provided that if the Administrator has determined that Common Shares shall be held in an ESPP Share Account held by an ESPP Broker in accordance with Section 8, Common Shares shall be registered in the name of such ESPP Broker for the benefit of the Participant or the Participant and his or her spouse or domestic partner, as designated by the Participant to the Administrator.

Section 12.	Administration.

The Plan shall be administered by the Board and, to the extent administration is delegated by the Board, the Committee or its designees.  The Board or the Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable.  Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held.  The Company shall pay all expenses incurred in the administration of the Plan except for brokerage fees or expenses associated with the sale or transfer of Common Shares by a Participant, which fees or expenses shall be borne by the Participant.  No member of the Board or Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Board or Committee and each other director or employee of the Company or its Designated Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be fully indemnified by the Company with respect to any such action, determination or interpretation unless, in each case, such action, determination or interpretation was taken or made by such person in bad faith and without reasonable belief that it was in the best interests of Thomson Reuters.

All decisions, determinations and interpretations of the Board or Committee with respect to the Plan shall be final and binding on all persons, including the Company, any Designated Subsidiary, the Employee (or any person claiming any rights under the Plan through any Employee) and any shareholder of the Company.

Section 13.	Designation of Beneficiary.

(a)           A Participant may file, on forms supplied by and delivered to the Administrator (or by such other means as are designated from time to time by the Administrator or the Company), a written designation of a beneficiary who is to receive any Common Shares and cash in respect of any notional fractional Common Shares, if any, from the Participant’s account under the Plan in the event of such Participant’s death.  In addition, a Participant may file with the Company a written designation of a beneficiary who is to receive any cash withheld through periodic payroll deductions and credited to the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period.  If a Participant is married and the designated beneficiary is not the spouse or domestic partner, spousal or domestic partner consent shall be required for such designation to be effective.

(b)           Such designation of beneficiary may be changed by the Participant at any time by written notice to the Administrator or the Company, as the case may be (or by such other means as are designated from time to time by the Administrator or the Company).  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Administrator or the Company, as the case may be, shall deliver the balance of the Common Shares and/or cash credited to the Participant’s account to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Administrator and the Company), the Administrator or the Company, in their discretion, may deliver such Common Shares and/or cash to the spouse or domestic partner or to any one or more dependents or relatives of the Participant, or if no spouse, domestic partner, dependent or relative is known to the Administrator or the Company, then to such other person as the Administrator or the Company may designate.

Section 14.	Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or any rights to receive Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by the laws of descent and distribution or as provided in Section 13 hereof) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

Section 15.	Use of Funds.

All payroll deductions received or held by Thomson Reuters under the Plan may be used by Thomson Reuters for any corporate purpose, and Thomson Reuters shall not be obligated to segregate such payroll deductions.

Section 16.	Reports.

Individual accounts shall be maintained by the Company or the Administrator for each Participant in the Plan.  Statements of account shall be made available to each Participant and promptly following each Purchase Date, such statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Common Shares purchased and the remaining cash balance, if any. These statements of account may be made available by electronic transmission or through a Thomson Reuters or Administrator intranet accessible to Participants, as the Company may determine.

Section 17.	Effect of Certain Changes.

In the event of any change in the number of outstanding Common Shares by reason of any share dividend or split, recapitalization, reorganization, merger, amalgamation, consolidation, combination or exchange of Common Shares, or other corporate change affecting Common Shares, the Board or the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including, without limitation, adjustments to the number of Common Shares which have been authorized for issuance under the Plan, but have not yet been placed under option, as well as the Purchase Price of each option under the Plan which has not yet been exercised.

In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board.  In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation.  In the event that the successor corporation refuses to assume or substitute for outstanding options, the Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Offering Period then in progress will terminate.  The New Purchase Date shall be on or before the date of consummation of the transaction and the Board or the Committee shall notify each Participant in writing that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 9.  A Participant must be an Employee on the New Purchase Date in order for his/her option to be exercised on such date. For purposes of this Section 17, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the shares or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Common Shares covered by the option at such time (after giving effect to any adjustments in the number of Common Shares covered by the option as provided for in this Section 17 hereof); provided that if the consideration received in the transaction is not solely common stock of the successor corporation, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation equal in fair market value to the per Common Share consideration received by holders of Common Shares in the transaction.

Section 18.	Amendment or Termination.

(a)           The Board or the Committee may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 17, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board or the Committee on a Purchase Date or by the Board or the Committee setting a new Purchase Date with respect to an Offering Period then in progress if the Board or the Committee determines that termination of the Plan and/or the Offering Period is in the best interests of Thomson Reuters and the shareholders or if continuation of the Plan and/or the Offering Period would cause Thomson Reuters to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan.  Except as provided in Section 17 and in this Section 18, no amendment to the Plan shall make any change in any option previously granted which materially and adversely affects the rights of any Participant, except with the consent of the Participant.  In addition, to the extent required by Section 18(c) and to the extent otherwise necessary to comply with any applicable law, regulation or stock exchange requirement, the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b)           Without shareholder consent and without regard to whether any Participant’s rights may be considered to have been materially and adversely affected, the Board or the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in any currency, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan. Notwithstanding the foregoing, the Board and the Committee may not amend the Plan or any rights granted to a Participant under the Plan in a way that would cause the options to be subject to Section 409A of the Code and any such attempted amendment shall be null and void.

(c)           Subject to the foregoing, the Board or the Committee may make any amendment to the Plan without seeking shareholder approval, except for any amendment which:

(i)	increases the number of Common Shares reserved for issuance under the Plan or changes that number from a fixed number of Common Shares to a fixed maximum percentage;

(ii)	lowers the Purchase Price payable for Common Shares under the Plan;

(iii)	amends the provisions of Section 17;

(iv)	extends eligibility to participate in the Plan to non-Employees;

(v)	changes the rights attaching to the Common Shares; or

(vi)	is required to be approved by shareholders under applicable laws, regulations or stock exchange rules.

Section 19.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when they are received in a timely manner in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Section 20.	Regulations and Other Approvals; Governing Law.

(a)           This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Province of Ontario and laws of Canada applicable therein.

(b)           The obligation of the Company to sell or deliver Common Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, provincial, state, local and foreign securities laws, and the obtaining of all such approvals by governmental agencies or stock exchanges as may be deemed necessary or appropriate by the Administrator.  As a condition to the exercise of an option, the Company may require a Participant exercising such option to represent and warrant at the time of any such exercise that the Common Shares are being purchased only for investment and without any present intention to sell or distribute such Common Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Section 21.	Withholding of Taxes; Notification to Company from Participant.

At a time a Participant’s option is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Common Shares he or she acquired under the Plan, the Participant shall make adequate provision for the federal, provincial, state, local or foreign tax withholding obligations, if any, of the Company or Designated Subsidiary which arise upon exercise or disposition, respectively. The Company or a Designated Subsidiary may, but shall not be obliged to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.  Each Participant shall be responsible for, and will indemnify the Company and its Designated Subsidiaries against any applicable taxes, including any interest or penalties relating thereto, to which the Participant may be subject as a result of the Participant’s participation in the Plan or the Participant’s sale of Common Shares acquired hereunder.

Section 22.	No Right to Continued Employment, Etc.

Nothing contained in this Plan shall confer upon an Employee any right to the continuation of employment with the Company or a Designated Subsidiary or interfere in any way with the right of the Company or a Designated Subsidiary to terminate employment-related services, responsibilities, duties and authority to represent the Company or a Designated Subsidiary at any time for any reason whatsoever.

Section 23.	Term of Plan.

Unless the Plan is sooner terminated by the Board or the Committee under Section 18 hereof, no option shall be granted pursuant to the Plan and no Offering Period shall commence on or after February 23, 2025, but options theretofore granted may extend beyond that date.

Plan version effective as of March 6, 2013